                                                                    EXHIBIT 10.2
                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is entered into effective as of this     day of
                                                                   -----
             ,2002, by and between Francis J. Wiatr (the "Executive")
-------------                                             ---------
 and NewMil Bancorp, Inc., a Delaware corporation.

     WHEREAS, the Executive is the Chairman, President and Chief Executive Officer of NewMil Bancorp, Inc., possessing unique skills, knowledge, and experience relating to NewMil Bancorp, Inc.'s business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth and financial strength of NewMil Bancorp, Inc. and its affiliates,

     WHEREAS, NewMil Bancorp, Inc. recognizes that, as is the case for most companies, the possibility of a Change in Control (as defined herein) exists,

     WHEREAS, NewMil Bancorp, Inc. desires to assure itself of the current and future continuity of management and desires to establish minimum severance benefits for certain of its officers and other key employees, including the Executive, if a Change in Control occurs,

     WHEREAS, NewMil Bancorp, Inc. wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

     WHEREAS, NewMil Bancorp, Inc. desires to provide additional inducement for the Executive to remain in the employ of NewMil Bancorp, Inc. as President and Chief Executive Officer,

     WHEREAS, NewMil Bancorp, Inc. and the Executive desire to set forth in this Agreement the terms and conditions of the Executive's employment,

     WHEREAS, the Executive and NewMil Bank, a Connecticut-chartered savings bank and wholly owned subsidiary of NewMil Bancorp, Inc., entered into an "Employment Agreement" dated as of March 28, 1994, as amended by the First Amendment dated October 20, 1996 and by the Second Amendment dated August 3, 1998, but the parties hereto intend that this Agreement supersede and replace in its entirety that "Employment Agreement,"

     WHEREAS, NewMil Bank and the Executive entered into an Amended and Restated
Salary Continuation Agreement dated as of ,                        2002, and the
                                           -----------------------
 parties hereto intend that this Agreement shall have no effect on the Amended and Restated Salary Continuation Agreement except as may be explicitly stated in this Agreement, and NewMil Bancorp, Inc. and the Executive intend that the Amended and Restated Salary Continuation Agreement, as the same may be amended and restated after the date of this Agreement, shall continue in full force and effect, and

     WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of NewMil Bancorp, Inc., is contemplated insofar as NewMil Bancorp, Inc. or any of its affiliates is concerned.

     NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    ARTICLE 1
                                   EMPLOYMENT

     1.1 EMPLOYMENT. NewMil Bancorp, Inc. hereby employs the Executive to serve NewMil Bancorp, Inc. as its President and Chief Executive Officer according to the terms and conditions of this Agreement and for the period stated in Section 3 of this Agreement, and the Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 3 of this Agreement.

     1.2 SERVICE ON THE BOARD OF DIRECTORS. (a) Board of Directors of NewMil Bancorp, Inc. NewMil Bancorp, Inc. shall nominate the Executive for election as a director at such times as necessary so that the Executive may, if elected by stockholders, remain a director of NewMil Bancorp, Inc. throughout the term of this Agreement. The Executive hereby consents to serve as a director of NewMil Bancorp, Inc., and the Executive hereby consents to being named as a director of NewMil Bancorp, Inc. in documents filed by NewMil Bancorp, Inc. with the Securities and Exchange Commission.

     (b) Board of Directors of NewMil Bank. The Executive is currently serving as a director of NewMil Bank. The board of directors of NewMil Bancorp, Inc. and the board of directors of NewMil Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of NewMil Bank.

                                    ARTICLE 2
                                     DUTIES

     As President and Chief Executive Officer, the Executive shall serve under the direction of NewMil Bancorp, Inc.'s board of directors and in accordance with NewMil Bancorp, Inc.'s Certificate of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the board of directors. He shall serve NewMil Bancorp, Inc. faithfully, diligently, competently, and to the best of his ability, and he shall exclusively devote his full time, energy, and attention to the business of NewMil Bancorp, Inc. and to the promotion of its interests throughout the term of this Agreement. Without the written consent of NewMil Bancorp, Inc.'s board of directors, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this
Article 2 shall prevent the Executive from managing his personal investments and affairs, provided that doing so does not interfere with the proper performance of his duties and responsibilities as President and Chief Executive Officer.

                                    ARTICLE 3
                               TERM OF EMPLOYMENT

     The initial term of this Agreement shall be for a period of three years,
commencing              , 2002. On the first anniversary of the
          -------------                                        -----------------
, 2002 effective date of this Agreement and on each anniversary thereafter this Agreement shall be extended automatically for one additional year unless NewMil Bancorp, Inc.'s board of directors determines C

          (a) that the Executive's performance has not met the board's expectations, and

          (b)  that the term shall not be extended.

     If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing. If the board decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. The board's decision not to extend the term of this Agreement shall not C by itself C give the Executive any rights under this Agreement to claim an adverse change in his position, compensation or circumstances or otherwise to claim entitlement to severance or termination benefits under Articles 6 or 7 of this Agreement. References herein to the term of this Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, the Executive's employment shall terminate when he reaches age 65.

                                    ARTICLE 4
                         COMPENSATION AND OTHER BENEFITS

     4.1 BASE SALARY. In consideration of the Executive's performance of his obligations under this Agreement, NewMil Bancorp, Inc. shall cause NewMil Bank to pay the Executive a salary at the annual rate of not less than $325,000, payable in semi-monthly installments. The Executive's salary shall be subject to annual review by the Salary and Benefits Committee of NewMil Bancorp, Inc.'s board of directors. The Executive's salary, as the same may be adjusted from time to time as a result of annual review by the Salary and Benefits Committee and board action, is referred to in this Agreement as the "Base Salary."
                                                           -----------

     4.2 BENEFIT PLANS AND PERQUISITES. The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, and 401(k) retirement plans, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits. Without limiting the generality of the foregoing C

     (a) Participation in Stock Plans. The Executive shall be eligible to participate in NewMil Bancorp, Inc.'s Second Amended and Restated 1986 Stock Option and Incentive Plan for Officers and Key Employees (the "Stock Option
                                                               ------------
Plan") and other stock compensation, incentive, bonus, or purchase plans
----
existing on the date of this Agreement or adopted during the term of this Agreement for the benefit of officers or employees.

     (b) Supplemental Retirement Plan. In 2005, on the third anniversary of the execution of this Agreement and continuing every third anniversary thereafter until payments under the Amended and Restated Salary Continuation Agreement commence, NewMil Bancorp, Inc. will cause NewMil Bank to review the Amended and Restated Salary Continuation Agreement for reasonableness of the Executive's retirement benefits, taking into account projected benefits under the Amended and Restated Salary Continuation Agreement, benefits under 401(k) plan(s) of NewMil Bancorp, Inc. and subsidiaries, and the employer's portion of Social Security benefits. The parties acknowledge that this triennial review obligation is set forth in Section 7.18 of the Amended and Restated Salary Continuation Agreement.

     (c) Life and Disability Insurance. (1) NewMil Bank is and shall remain the owner of, and shall pay or cause to be paid all premiums as and when due on, the Massachusetts Mutual Life Insurance Company policy on the Executive's life (Policy Number 9681589 dated March 1, 1997), which policy has a face amount of $1,112,282, as well as any replacement or substitute or additional whole life policy on the Executive's life obtained in the future.

          (2) The Executive shall also be eligible to participate in any life insurance and long-term disability plans maintained by NewMil Bancorp, Inc. and subsidiaries from time to time during the term of this Agreement if any other executive officers are entitled to participate in any such plans, subject to the terms and provisions of such plans.

     (d) Automobile. The Executive shall receive an automobile allowance or use of company-owned vehicles consistent with past practice.

     (e) Reimbursement of Business Expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of NewMil Bancorp, Inc. or NewMil Bank, provided such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by NewMil Bancorp, Inc. or NewMil Bank.

     4.3 VACATION. The Executive shall be entitled to six weeks of paid vacation annually and paid sick leave in accordance with the policies established from time to time by NewMil Bancorp, Inc. or NewMil Bank. Unused vacation and sick leave shall not accrue from year to year but shall be used, if at all, during the calendar year in which they are first available, unless otherwise agreed to by NewMil Bancorp, Inc.'s board.

                                    ARTICLE 5

                            TERMINATION OF EMPLOYMENT

     5.1 TERMINATION BY NEWMIL BANCORP, INC. (a) Death, Disability, or Retirement. The Executive's employment shall terminate automatically on the date of the Executive's death or on the date of the Executive's retirement. By delivery of 30 days' advance written notice to the Executive, NewMil Bancorp, Inc. also may terminate the Executive's employment if the Executive is determined to be disabled, as defined in paragraph (e) below.

     (b) Termination Without Cause. With 90 days' advance written notice to the Executive, NewMil Bancorp, Inc. may terminate the Executive's employment without Cause.

     (c) Termination with Cause. Effective on the date on which termination notice is given to the Executive and without the requirement of advance notice to the Executive, NewMil Bancorp, Inc. may terminate the Executive's employment with Cause. The Executive shall be deemed to have resigned as a director of NewMil Bancorp, Inc. and NewMil Bank effective immediately after termination of the Executive's employment for Cause under this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

     The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least three-fourths (:) of the directors of NewMil Bancorp, Inc. then in office at a meeting of the board of directors called and held for such purpose, which resolution shall (1) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (2) specify the particulars thereof in detail. Notice of that meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the board's meeting. The Executive and his counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Agreement limits the Executive's or his beneficiaries' right to contest the validity or propriety of the board's determination of Cause.

     (d) Definition of Cause. For purposes of this Agreement, "Cause" means any
of the following C                                             -----

          (1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of his employment with NewMil Bancorp, Inc. or NewMil Bank. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive's part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of NewMil Bancorp, Inc.,

          (2) intentional wrongful damage by the Executive to the business or property of NewMil Bancorp, Inc. or NewMil Bank, causing material harm to NewMil Bancorp, Inc. or NewMil Bank,

          (3) material breach by the Executive of this Agreement,

          (4) gross negligence or insubordination by the Executive in the performance of his duties as an officer of NewMil Bancorp, Inc. or NewMil Bank,

          (5) breach by the Executive of his fiduciary duties to NewMil Bancorp, Inc. and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director of NewMil Bancorp, Inc.,

          (6) conviction of the Executive for a felony or conviction of a misdemeanor involving moral turpitude,

          (7) intentional violation of any law or significant policy of NewMil Bancorp, Inc. or NewMil Bank committed in connection with the Executive's employment, which, in NewMil Bancorp, Inc.'s sole judgment, has an adverse effect on NewMil Bancorp, Inc. or NewMil Bank, or

          (8) removal of the Executive from office or permanent prohibition of the Executive from participating in the conduct of NewMil Bank's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1).

     (e) Definition of Disability. For purposes of this Agreement, the Executive shall be deemed to be "disabled" if an independent physician selected by NewMil
                       --------
Bancorp, Inc. and reasonably acceptable to the Executive or his legal representative determines that, because of illness or accident, the Executive is unable to perform his duties and will be unable to perform his duties for a period of 180 consecutive days or for any period of eight of 12 consecutive months. The Executive shall not be deemed to be disabled, however, if he returns to work on a full-time basis within 30 days after NewMil Bancorp, Inc. gives him notice of termination due to disability. NewMil Bancorp, Inc. may require the Executive to submit to such physical or mental evaluations and tests as NewMil Bancorp, Inc.'s board of directors deems appropriate.

     5.2 TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment with 30 days' advance written notice to NewMil Bancorp, Inc., whether with or without Good Reason. If the Executive terminates for Good Reason, the termination will take effect at the conclusion of the 30-day period unless the event or circumstance constituting Good Reason is cured by NewMil Bancorp, Inc. or unless the notice of termination for Good Reason is revoked by the Executive within the 30-day period. For purposes of this Agreement, "Good Reason" means
                                                           -----------
any of the following events occur

     (a) Reduction in Base Salary: involuntary reduction in the Executive's Base Salary,

     (b) Reduced Participation in Bonus, Incentive, Compensation, and Other
Plans: involuntary reduction in the Executive's bonus, incentive, and other compensation award opportunities under NewMil Bancorp, Inc.'s benefit plans and NewMil Bank's benefit plans, unless in the case of either company a company-wide reduction of all officers' award opportunities occurs simultaneously,

     (c) Participation in Benefit Plans: involuntary discontinuance of the Executive's participation in any officer or employee benefit plans maintained by NewMil Bancorp, Inc. or by NewMil Bank, unless such plans are discontinued by reason of law or loss of tax deductibility to NewMil Bancorp, Inc. with respect to contributions to such plans, or are discontinued as a matter of NewMil Bancorp, Inc. policy or NewMil Bank policy applied equally to all participants in such plans,

     (d) Reduction in Responsibilities or Status: assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive's position as NewMil Bancorp, Inc.'s principal executive officer or that represent a reduction of his authority; any other action by NewMil Bancorp, Inc. or its successor that results in a material reduction or material adverse change in the Executive's position, authority, duties or responsibilities; failure to appoint or reappoint the Executive as President and Chief Executive Officer of NewMil Bancorp, Inc.; failure to nominate the Executive as a director of NewMil Bancorp, Inc.; or failure to elect or reelect the Executive or cause the Executive to be elected or reelected to the board of directors of NewMil Bank in accordance with Section 1.2(b) of this Agreement without the Executive's written consent,

     (e) Failure to Obtain Assumption Agreement: failure to obtain an assumption of NewMil Bancorp, Inc.'s obligations under this Agreement by any successor to NewMil Bancorp, Inc., regardless of whether such entity becomes a successor to NewMil Bancorp, Inc. as a result of a merger, consolidation, sale of assets, or other form of reorganization,

     (f) Termination without Compliance with this Agreement: termination by NewMil Bancorp, Inc. of Executive's employment effected in a manner that does not satisfy the requirements of this Agreement,

     (g) Material Breach: a material breach of this Agreement by NewMil Bancorp, Inc. that is not corrected within a reasonable time, or

     (h) Relocation of the Executive: relocation of NewMil Bancorp, Inc.'s principal executive offices, or requiring the Executive to change his principal work location, to any location that is more than 15 miles from the location of NewMil Bancorp, Inc.'s principal executive offices on the date of this Agreement.

     5.3 NOTICE. Any purported termination by NewMil Bancorp, Inc. or by the Executive shall be communicated by written notice of termination to the other party. The notice must state the specific termination provision of this Agreement relied upon. The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice. If termination is for Cause or with Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive's employment.

                                    ARTICLE 6
                   COMPENSATION AND BENEFITS UPON TERMINATION

     6.1 DEATH. If the Executive's employment terminates because of his death, any bonus earned by the Executive or accrued by NewMil Bank for his benefit but not paid at the time of the Executive's death and any compensation shall be paid to the Executive's estate. NewMil Bancorp, Inc. shall also provide or cause to be provided to the Executive or his estate such other benefits as may be available under NewMil Bancorp, Inc.'s or NewMil Bank's benefit plans and policies.

     6.2 DISABILITY. If the Executive's employment terminates because of his disability, the Executive shall be entitled to receive the Base Salary to which he was entitled through the date on which termination became effective and continuing for six months thereafter, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits as may be available to the Executive through NewMil Bancorp, Inc.'s or NewMil Bank's benefit plans and policies.

     6.3 CAUSE. If the Executive's employment terminates for Cause, the Executive shall be entitled to receive the Base Salary to which he was entitled through the date on which termination became effective, and such other benefits as may be available to him through NewMil Bancorp, Inc.'s or NewMil Bank's benefit plans and policies in effect on the date of termination.

     6.4 TERMINATION BY NEWMIL BANCORP, INC. WITHOUT CAUSE AND TERMINATION BY THE EXECUTIVE FOR GOOD Reason. (a) Continued Base Salary. If NewMil Bancorp, Inc. terminates the Executive's employment without Cause or if the Executive terminates employment for Good Reason, the Executive's Base Salary and other benefits under Section 4.2 of this Agreement shall continue for a period of 36 months from the date of termination (other than continued participation in NewMil Bancorp, Inc.'s or subsidiary's 401(k) retirement plan(s) or any stock plans). The parties hereto acknowledge and agree that the compensation and benefits that may be payable to the Executive under this Section 6.4 shall not be payable if compensation and benefits are payable or shall have been previously paid to the Executive under Article 7 of this Agreement. That is, the parties acknowledge and agree that the Executive shall not be entitled to duplicate compensation and benefit payments under this Section 6.4 and under
Article 7 if the Executive's employment is terminated without Cause or if the Executive terminates employment with Good Reason within 24 months after a Change in Control.

     (b) Cash-out of the Value of Unvested Stock Options. If NewMil Bancorp, Inc. terminates the Executive's employment without Cause or if the Executive terminates employment with Good Reason before full vesting of stock option or other stock-based awards then held by him, the Executive shall be entitled to receive from NewMil Bancorp, Inc. an amount in cash equal to the value of the unvested stock options or stock awards as of the effective date of termination. Amounts payable under this paragraph (b) shall be paid in a single lump sum within 90 days after termination of the Executive's employment.

     (c) Cash-out of the Executive's 401(k) Plan Account. If NewMil Bancorp, Inc. terminates the Executive's employment without Cause or if the Executive terminates employment with Good Reason before full vesting of the amounts then credited to his matching and profit-sharing contributions account under NewMil Bancorp, Inc.'s 401(k) plan(s), the Executive shall be entitled to receive from NewMil Bancorp, Inc. an amount in cash equal to the value of any unvested contributions as of the effective date of termination. Amounts payable under this paragraph (c) shall be paid in a single lump sum within 90 days after termination of the Executive's employment.

     (d) Outplacement and Support. If NewMil Bancorp, Inc. terminates the Executive's employment without Cause or if the Executive terminates employment with Good Reason, NewMil Bancorp, Inc. shall pay to the Executive reasonable outplacement expenses in an amount up to $25,000, and NewMil Bancorp, Inc. shall provide the Executive with the use of office space and reasonable office support facilities, including secretarial assistance, for a period of one year after termination.

     (e) Medical Coverage. If NewMil Bancorp, Inc. terminates the Executive's employment without Cause or if the Executive terminates employment with Good Reason, NewMil Bancorp, Inc. shall continue or cause to be continued at NewMil Bancorp, Inc.'s expense life, health, and disability insurance coverage for the Executive and his dependents that is at least as favorable as the coverage maintained by or on the Executive's behalf at the time of termination. Such coverage shall cease when the Executive becomes employed by another employer or thirty six months after NewMil Bancorp, Inc. terminates the Executive's employment without Cause or thirty-six months after the Executive terminates employment with Good Reason, whichever occurs first.

     6.5 TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive terminates employment with NewMil Bancorp, Inc. other than for Good Reason, the Executive's entitlement under this Article 6 shall be limited to the Base Salary to which he is entitled through the date on which his termination becomes effective, such other benefits as may be available to him through NewMil Bancorp, Inc.'s or NewMil Bank's benefit plans and policies, and such other benefits as may be specified in this Agreement.

                                    ARTICLE 7
                           CHANGE IN CONTROL BENEFITS

     7.1 CHANGE IN CONTROL BENEFITS. (a) Lump Sum Payment. If a Change in Control occurs during the term of this Agreement, NewMil Bancorp, Inc. shall make a lump sum payment to the Executive in an amount in cash equal to three times the Executive's annual compensation. For this purpose, annual compensation means (1) the Executive's Base Salary at the time of the Change in Control, plus
(2) any bonuses or incentive compensation earned for the calendar year immediately preceding the year in which the Change in Control occurs, regardless of when the bonus(es) or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to mandatory or elective deferral. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (c) is payable no later than five business days after the Change in Control, and

     (b) Benefit Plans. If a Change in Control occurs during the term of this Agreement, NewMil Bancorp, Inc. shall cause the Executive to become fully vested in any qualified and non-qualified plans, programs or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control. NewMil Bancorp, Inc. also shall contribute or cause to be contributed to the Executive's 401(k) plan account the matching and profit-sharing contributions, if any, that would have been made had the Executive's employment not terminated before the end of the plan year. NewMil Bancorp, Inc. shall also continue or cause to be continued life, health and disability insurance coverage for the Executive and his dependents that is at least as favorable as the coverage maintained by or on the Executive's behalf before his termination. The insurance coverage may cease when the Executive becomes employed by another employer or thirty six months after the Executive's employment terminates, whichever occurs first.

     7.2 DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means any of the following events occur C
 -----------------

     (a) Merger. NewMil Bancorp, Inc. merges into or consolidates with another corporation, or merges another corporation into NewMil Bancorp, Inc., and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of NewMil Bancorp, Inc.'s voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term "person" means
                                                                   ------
an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

     (b) Acquisition of Significant Share Ownership. A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of NewMil Bancorp, Inc.'s voting securities, but this paragraph (b) shall not apply to beneficial ownership of voting shares of NewMil Bancorp, Inc. held in a fiduciary capacity by an entity in which NewMil Bancorp, Inc. directly or indirectly beneficially owns 50% or more of the outstanding voting securities,

     (c) Change in Board Composition. during any period of two consecutive years, individuals who constitute NewMil Bancorp, Inc.'s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that C for purposes of this paragraph (c) C each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

     (d) Sale of Assets. NewMil Bancorp, Inc. sells to a third party all or substantially all of NewMil Bancorp, Inc.'s assets. For this purpose, sale of all or substantially all of NewMil Bancorp, Inc.'s assets includes sale of the shares or assets of NewMil Bank.

     7.3 NO MULTIPLE SEVERANCE PAYMENTS. If the Executive receives payment under
Section 7.1 of the full amount of the Change in Control payments to which he is entitled as the result of termination of employment after a Change in Control, he shall not be entitled to any additional severance benefits under Section 6.4 of this Agreement.

                                    ARTICLE 8
                                 CONFIDENTIALITY

     8.1 NON-DISCLOSURE. The Executive covenants and agrees that he will not reveal to any person, firm, or corporation any confidential information of any nature concerning NewMil Bancorp, Inc. or its business, or anything connected therewith. As used in this Article 8, the term "confidential information" means
                                                ------------------------
all of NewMil Bancorp, Inc.'s confidential and proprietary information and trade secrets in existence on the date hereof or at any time during the term of this Agreement, including but not limited to C

          (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data or other financial information,

          (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes or other technical information,

          (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections or other sales information, and

          (d) trade secrets, as defined from time to time by the laws of the State of Connecticut.

Notwithstanding the foregoing, confidential information excludes information that C as of the date hereof or at any time after the date hereof C is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of NewMil Bancorp, Inc., or (2) otherwise than by or at the direction of the Executive. This Section 8.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of his authority.

     8.2 RETURN OF MATERIALS. The Executive agrees to deliver or return to NewMil Bancorp, Inc. upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by NewMil Bancorp, Inc. or prepared by the Executive in connection with his services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive's employment with NewMil Bancorp, Inc..

     8.3 INJUNCTIVE RELIEF. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to NewMil Bancorp, Inc. if the Executive fails to observe the obligations imposed on him by this Article 8. Accordingly, if NewMil Bancorp, Inc. institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to NewMil Bancorp, Inc., and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

     8.4 AFFILIATES' CONFIDENTIAL INFORMATION IS COVERED; CONFIDENTIALITY OBLIGATION SURVIVES TERMINATION. For purposes of this Article 8, the term "NewMil Bancorp, Inc." shall include NewMil Bank and any affiliate of NewMil Bank. For purposes of this Agreement, the term "affiliate" means any entity that
                                                ---------
directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with NewMil Bank. The rights and obligations set forth in this Article 8 shall survive termination of this Agreement.

                                    ARTICLE 9
                          INDEMNIFICATION AND INSURANCE

     9.1 INDEMNIFICATION. Subject to the exclusions contained in Section 9.6, NewMil Bancorp, Inc. shall indemnify the Executive with respect to his activities as a director, officer, employee, or agent of NewMil Bancorp, Inc. C or as a person who is serving or has served at the request of NewMil Bancorp, Inc. ("representative") as a director, officer, employee, agent, or trustee of
       --------------
an affiliated corporation, joint venture, trust, or other enterprise, domestic or foreign, in which NewMil Bancorp, Inc. has a direct or indirect ownership interest C against expenses (including without limitation attorneys' fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him ("Expenses") in connection with any claim against the Executive
                  --------
that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a "Proceeding"), to
                                                               ----------
which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative, to the extent of the highest and most advantageous to the Executive, as determined by the Executive, of one or any combination of the following C

          (a) The benefits provided by NewMil Bancorp, Inc.'s Certificate of Incorporation, as amended or restated (the "Certificate of
                                                      --------------
          Incorporation") or Bylaws, or the Certificate or Articles of
          -------------
          Incorporation/Association or Bylaws of an affiliated entity of which the Executive serves as a representative, in each case as in effect on the date hereof,

          (b) The benefits provided by NewMil Bancorp, Inc.'s Certificate of Incorporation or Bylaws, or the Certificate or Articles of Incorporation/Association or Bylaws of an affiliated entity of which the Executive serves as a representative, in each case as in effect at the time Expenses are incurred by the Executive,

          (c) The benefits allowable under Delaware law in effect at the date hereof,

          (d) The benefits allowable under the law of the jurisdiction under which NewMil Bancorp, Inc. exists at the time Expenses are incurred by the Executive,

          (e) The benefits available under any liability insurance obtained by NewMil Bancorp, Inc. in effect when a claim is made against the Executive,

          (f) The benefits available under any liability insurance obtained by NewMil Bancorp, Inc. in effect at the time Expenses are incurred by the Executive, and

          (g) Such other benefits as are or may be otherwise available to the Executive.

     Combination of two or more of the benefits provided by (a) through (g) shall be available unless the Applicable Document (as hereafter defined) requires that the benefits provided therein be exclusive of other benefits. The document or law providing for the benefits listed in items (a) through (g) above is called the "Applicable Document" in this Article 9. NewMil Bancorp, Inc.
               -------------------
hereby undertakes to use its best efforts to assist the Executive, in all proper and legal ways, to obtain the benefits selected by the Executive under paragraphs (a) through (g) above.

     For purposes of this Agreement, references to "other enterprises" shall include employee benefit plans for employees of NewMil Bancorp, Inc. or of any affiliated entity, without regard to ownership of such plans; references to "fines" shall include any excise taxes assessed on the Executive with respect to any employee benefit plan; references to "serving at the request of NewMil Bancorp, Inc." shall include any service as a director, officer, employee or agent of NewMil Bancorp, Inc. which imposes duties on, or involves services by, the Executive with respect to an employee benefit plan, its participants or beneficiaries; references to the masculine shall include the feminine; references to the singular shall include the plural and vice versa; and if the Executive acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, he shall be deemed to have acted in a manner consistent with the standards required for indemnification by NewMil Bancorp, Inc. under the Applicable Documents.

     9.2 INSURANCE. NewMil Bancorp, Inc. shall maintain liability insurance for so long as the Executive's services are covered hereunder, provided and to the extent that such insurance is available on a basis acceptable to NewMil Bancorp, Inc.. However, NewMil Bancorp, Inc. agrees that the provisions hereof shall remain in effect regardless of whether liability or other insurance coverage is at any time obtained or retained by NewMil Bancorp, Inc.. But payments made to the Executive under an insurance policy obtained or retained by NewMil Bancorp, Inc. shall reduce NewMil Bancorp, Inc.'s obligation to make payments hereunder by the amount of the payments made under any such insurance policy.

     9.3 PAYMENT OF EXPENSES. At the Executive's request C after the Executive gives to NewMil Bancorp, Inc. written notice and an undertaking to repay such amounts so paid on the Executive's behalf if it shall ultimately be determined under the Applicable Document that the Executive is not entitled to be indemnified by NewMil Bancorp, Inc. for such Expenses C NewMil Bancorp, Inc. shall pay Expenses as and when incurred by the Executive. That portion of Expenses representing attorneys' fees and other costs incurred in defending any proceeding shall be paid by NewMil Bancorp, Inc. within 30 days after NewMil Bancorp, Inc. receives the request and reasonable documentation evidencing the amount and nature of the Expenses, subject to its also having received such a notice and undertaking.

     9.4 ADDITIONAL RIGHTS. The indemnification provided in this Agreement shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent, or representative as described in Section 9.1 above with respect to Proceedings relating to or arising out of the Executive's acts or omissions during his service in such position. The benefits provided to the Executive under this Agreement for the Executive's service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by NewMil Bancorp, Inc. under this Agreement. Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of NewMil Bancorp, Inc. hereunder.

     9.5 NOTICE TO COMPANY. The Executive shall provide to NewMil Bancorp, Inc. prompt written notice of any Proceeding brought, threatened, asserted, or commenced against the Executive with respect to which the Executive may assert a right to indemnification hereunder; provided, however, that failure to provide such notice shall not in any way limit the Executive's rights under this Agreement.

     9.6 EXCLUSIONS. (a) Notwithstanding the scope of indemnification available to the Executive from time to time under any Applicable Document, no indemnification, reimbursement, or payment shall be required of NewMil Bancorp, Inc. hereunder for C

          (1) any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to NewMil Bancorp, Inc. or with reckless disregard for the best interests of NewMil Bancorp, Inc.,

          (2) any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 pursuant to which the Executive shall be obligated to pay any penalty, fine, settlement or judgment,

          (3) any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which he was not entitled, or

          (4) any proceeding initiated by the Executive without the consent or authorization of NewMil Bancorp, Inc.'s board of directors, but this exclusion shall not apply to any claims brought by the Executive (a) to enforce his rights under this Agreement, or (b) in any Proceeding initiated by another person or entity, regardless of whether such claims are brought by the Executive against a person or entity who was or was not otherwise a party to the proceeding.

     (b) Furthermore, anything herein to the contrary notwithstanding, nothing in this Article 9 requires indemnification, reimbursement, or payment by NewMil Bancorp, Inc., and the Executive shall not be entitled to demand indemnification, reimbursement, or payment under this Article 9, if and to the extent indemnification, reimbursement, or payment constitutes a "prohibited indemnification payment" within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)].

                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 SUCCESSORS AND ASSIGNS. (a) This Agreement Is Binding on NewMil Bancorp, Inc.'s Successors. This Agreement shall be binding upon NewMil Bancorp, Inc. and any successor to NewMil Bancorp, Inc., including any persons acquiring directly or indirectly all or substantially all of the business or assets of NewMil Bancorp, Inc. by purchase, merger, consolidation, reorganization or otherwise. Any such successor shall thereafter be deemed to be "NewMil Bancorp, Inc." for purposes of this Agreement. But this Agreement and NewMil Bancorp, Inc.'s obligations under this Agreement are not otherwise assignable, transferable or delegable by NewMil Bancorp, Inc.. By agreement in form and substance satisfactory to the Executive, NewMil Bancorp, Inc. shall require any successor to all or substantially all of the business or assets of NewMil Bancorp, Inc. expressly to assume and agree to perform this Agreement in the same manner and to the same extent NewMil Bancorp, Inc. would be required to perform if no such succession had occurred.

     (b) This Agreement Is Enforceable by the Executive and His Heirs. This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes and legatees.

     (c) This Agreement Is Personal in Nature and Is Not Assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive's will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 10.1, NewMil Bancorp, Inc. shall have no liability to pay any amount to the assignee or transferee.

     10.2 GOVERNING LAW, JURISDICTION AND FORUM. This Agreement shall be construed under and governed by the internal laws of the State of Connecticut without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut. By entering into this Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of Connecticut. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in the County of Litchfield, State of Connecticut, or in the federal court having jurisdiction in New Milford, Connecticut. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

     10.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by NewMil Bancorp, Inc., and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. Anything herein to the contrary notwithstanding however, nothing in this Agreement shall affect the Amended and Restated Salary Continuation Agreement dated as of January , 2002 by and between NewMil Bank and the Executive. The Amended and Restated Salary Continuation Agreement and the parties' rights and obligations thereunder shall remain in full force and effect according to the terms of that agreement, as the same may be amended and restated after the date of this Agreement. Benefits payable under this Agreement shall not be reduced by any benefits payable under the Amended and Restated Salary Continuation Agreement, and benefits payable under the Amended and Restated Salary Continuation Agreement shall not be reduced by any benefits payable under this Agreement.

     Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Agreement supersedes in its entirety the "Employment Agreement" entered into by the Executive and NewMil Bank as of March 28, 1994, as amended by the First Amendment dated October 20, 1996 and the Second Amendment dated August 3, 1998, which shall hereafter be void and of no force or effect.

     Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

     10.4 NOTICES. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of NewMil Bancorp, Inc. at the time of the delivery of such notice, and properly addressed to NewMil Bancorp, Inc. if addressed to NewMil Bancorp, Inc., 19 Main Street, P.O. Box 600, New Milford, Connecticut 06776, Attention: Secretary.

     10.5 SEVERABILITY. In the case of conflict between any provision of this Agreement and any statute, regulation or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

     10.6 CAPTIONS AND COUNTERPARTS. The captions in this Agreement are inserted solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     10.7 PAYMENT OF LEGAL FEES. (a) The Executive May Enforce this Agreement Through Legal Action. NewMil Bancorp, Inc. irrevocably authorizes the Executive to retain from time to time counsel of the Executive's choice to advise and represent him in the interpretation, enforcement, or defense of the parties' rights and responsibilities under this Agreement if C

          (1) the Executive concludes that NewMil Bancorp, Inc. has failed to comply with any of its obligations under Section 7.1 of this Agreement, or

          (2) if following a Change in Control NewMil Bancorp, Inc. or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under this Agreement, including without limitation the initiation or defense of any litigation or other legal action, whether by or against NewMil Bancorp, Inc. or any director, officer, stockholder, or other person affiliated with NewMil Bancorp, Inc., in any jurisdiction.

     (b) Fees and Expenses Will Be Paid by NewMil Bancorp, Inc. NewMil Bancorp, Inc. desires that the Executive not be required to incur legal fees and the related costs and expenses associated with the interpretation, enforcement or defense of his rights under this Agreement by litigation or otherwise, because the amounts thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Therefore, even if the Executive does not prevail in whole or in part in the litigation or other legal action associated with the interpretation, enforcement, or defense of his rights under this Agreement pursuant to the immediately preceding subparagraph (a), NewMil Bancorp, Inc. hereby agrees to pay and be solely financially responsible for any and all attorneys' and related fees, costs and expenses incurred by the Executive in the litigation or other legal action, up to a maximum of $500,000. The fees and expenses of counsel selected by the Executive shall be paid or reimbursed to the Executive by NewMil Bancorp, Inc. on a regular, periodic basis, upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with counsel's customary practices. Anything herein to the contrary notwithstanding, nothing in this Agreement authorizes NewMil Bancorp, Inc. to pay or the Executive to demand payment of fees, costs and expenses if and to the extent payment of fees, costs and expenses constitutes a "prohibited indemnification payment" within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)].

     (c) The Executive May Use NewMil Bancorp, Inc.'s Counsel. Notwithstanding any existing or previous attorney-client relationship between NewMil Bancorp, Inc. and any counsel chosen by the Executive under paragraph (a), NewMil Bancorp, Inc. irrevocably consents to the Executive's entering into an attorney-client relationship with that counsel, and NewMil Bancorp, Inc. and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.

     10.8 NO DUTY TO MITIGATE. NewMil Bancorp, Inc. hereby acknowledges that it will be difficult and could be impossible (a) for the Executive to find reasonably comparable employment after his employment terminates, and (b) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, NewMil Bancorp, Inc. acknowledges that its general severance pay plans do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, NewMil Bancorp, Inc. further acknowledges that the payment of severance and termination benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after termination of his employment.

     10.9 AMENDMENT AND WAIVER. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     10.10 INTERNAL REVENUE CODE SECTION 280G GROSS-UP. (a) Additional Payment to Account for Excise Taxes. If as a result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with NewMil Bank or NewMil Bancorp, Inc., including accelerated vesting of stock options granted under the Stock Option Plan and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with NewMil Bancorp, Inc. or NewMil Bank (collectively, the "Total Benefits"), and if any part of the Total Benefits is
                    --------------
subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the "Excise Tax"), NewMil Bancorp, Inc. shall pay to the Executive
                   ----------
the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under section 4999 of the Internal Revenue Code (the "Excise Tax Payment"), and (2) a payment equal to
                                ------------------
the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. Together, the additional amounts described in clauses
(1) and (2) are referred to in this Agreement as the "Gross-Up Payment." Payment
                                                      ----------------
of the Gross-Up Payment shall be made in addition to the amount set forth in
Article 7 hereof.

     (b) Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

          (1) Determination of "Parachute Payments" Subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether under the terms of this Agreement or any other agreement, the Stock Option Plan or any other benefit plan or arrangement with NewMil Bancorp, Inc., NewMil Bank, any person whose actions result in a Change in Control or any person affiliated with NewMil Bancorp, Inc., NewMil Bank or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by NewMil Bancorp, Inc. as of the date immediately before the Change in Control (the "Accounting
                                                                  ----------
          Firm") such other payments or benefits do not constitute (in whole or
          ----
          in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

          (2) Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

          (3) Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

     (c) Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Gross-Up Payments, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes.)

     (d) Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive's employment terminated, the Executive shall repay to NewMil Bancorp, Inc. C when the amount of the reduction in Excise Tax is finally determined C the portion of the Gross-Up Payments attributable to the reduction (plus that portion of the Gross-Up Payments attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payments being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

     If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive's employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payments), NewMil Bancorp, Inc. shall make an additional Gross-Up Payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

     10.11 GROSS-UP DETERMINATION. (a) The Accounting Firm Shall Determine Whether a Gross-Up Payment is Required. Subject to the provisions of Section
10.10 , all determinations required to be made under this Section 10.11 C including whether and when a Gross-Up Payment is required, the amount of the Gross-Up Payment and the assumptions to be used to arrive at the determination (collectively, the "Determination") C shall be made by the Accounting Firm,
                    -------------
which shall provide detailed supporting calculations both to NewMil Bancorp, Inc. and to the Executive within 15 business days after receipt of notice from NewMil Bancorp, Inc. or the Executive that there has been a Gross-Up Payment, or such earlier time as is requested by NewMil Bancorp, Inc..

     (b) Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by NewMil Bancorp, Inc. or NewMil Bank. NewMil Bancorp, Inc. and NewMil Bank shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

     (c) Accounting Firm's Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

     (d) Accounting Firm's Determination Is Binding. The Determination by the Accounting Firm shall be binding on NewMil Bancorp, Inc., NewMil Bank and the Executive.

     (e) Underpayment and Overpayment. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that Gross-Up Payments that should have been made will not have been made by NewMil Bancorp, Inc. ("Underpayment"), or
                                                            ------------
that Gross-Up Payments will be made that should not have been made by NewMil Bancorp, Inc. ("Overpayment").
                -----------

     If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by NewMil Bancorp, Inc. to or for the benefit of the Executive.

     If the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made. The

Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of NewMil Bancorp, Inc.. Provided that his expenses are reimbursed by NewMil Bancorp, Inc. or NewMil Bank, the Executive shall cooperate with any reasonable requests by NewMil Bancorp, Inc. in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

     (f) Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term "Accounting Firm" as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this paragraph).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

WITNESSES                         NEWMIL BANCORP, INC.


                                  By:
------------------------------    Betty F. Pacocha
                                  -------------------------------------

                                  Its:     Secretary
------------------------------


                                  By:
                                           ----------------------------
                                           Mary C. Williams

                                  Its:     Chairwoman, Salary and Benefits
                                           Committee of the Board of Directors

WITNESSES                         EXECUTIVE

                                  Francis J. Wiatr
------------------------------

County of Litchfield       )
                           ) ss:
State of Connecticut       )

     Before me this         day of              , 2002, personally appeared the
                    -------        -------------
above named and Francis J. Wiatr, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.


                                           ----------------------------
(Notary Seal)                              Notary Public

                                           My Commission Expires: